EXHIBIT 99.2

                  [SCHNITZER STEEL INDUSTRIES, INC. LETTERHEAD]

                                  PRESS RELEASE

December 6, 1996
FOR IMMEDIATE RELEASE
Contact:  Tom Zelenka (503)323-2821

              SCHNITZER ANNOUNCES CONCLUSION OF PROLER ACQUISITION

Portland, Oregon - December 6, 1996, Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today announced the completion of a merger between a Schnitzer subsidiary and Proler International Corp. (Proler) thereby concluding Schnitzer's acquisition of Proler. As a result of the merger, all remaining outstanding shares of Proler Common Stock were converted into the right to receive the same $9.00 per share in cash paid in the tender offer.

Following the completion of its tender offer for Proler Common Stock on November 29, 1996, in which the Schnitzer subsidiary acquired 4.1 million shares of Proler Common Stock (or about 86% of the outstanding shares), and prior to the merger, the Schnitzer subsidiary acquired an additional 342,600 shares at the same $9.00 per share in cash paid in the tender offer. These acquisitions brought the Schnitzer subsidiary's total ownership of Proler Common Stock to more than 4.4. million shares (or about 94% of the outstanding shares).

Schnitzer operates one of the largest scrap recycling businesses in the Western United States. The Company supplies ferrous scrap to Asian and domestic steel producers through its scrap collection, processing and deep water facilities located in Oakland, California; Portland, Oregon; and Tacoma, Washington. The Company also operates collection and processing facilities in Eugene, Bend, White City and Grants Pass, Oregon; and Sacramento and Fresno, California. Schnitzer's subsidiary, Cascade Steel Rolling Mills, Inc. (Cascade) operates the only vertically integrated mini-mill in the Western United States which can obtain its entire scrap requirements from its own scrap operations. Cascade's steel mini-mill in McMinnville, Oregon manufactures rebar, merchant bar, fence posts, special sections and grape stakes. In addition, Cascade maintains mill depots in Union City and El Monte, California.

Proler is an environmental services company involved in the recovery and recycling of scrap metals and industrial wastes to produce high-quality, commercial products.